Exhibit 10.30

Letter of Intent- Lithium Brine Processing

This Letter of Intent (LOI) documents the initial non-binding intent for QX Resources Limited (and/or its subsidiaries or nominees) (QXR) and Stardust Power Inc. (Stardust) to negotiate an agreement to work together collaboratively in good faith to assess the lithium brines from QXR’s Liberty Lithium Brine Project and evaluate options to potentially supply Stardust with lithium brine products from QXR’s Liberty Lithium Brine Project.

QXR is earning into 75% of the Liberty Lithium Brine Project in Inyo County, California USA, via an earn-in agreement with IG Lithium LLC and intends to use either evaporation or direct extraction technology to produce a concentrated lithium product or other lithium products (the Project).

Stardust is a developer of lithium resources critical to the U.S. electric vehicle supply chain, and wants to secure supply of concentrated lithium brine products for processing into battery-grade lithium materials for electric vehicles.

In connection with this LOI, Stardust is making an A$200,000 investment in QXR.

The parties have agreed the terms set out in this document as specified below.

Item		Details
1.	Date	October 10, 2023

2.	Parties	QX Resources Limited ACN 147 106 974 (and/or its subsidiaries or nominees) (QXR) Stardust Power Inc., a Delaware corporation (Stardust)

3.	Proposed Transaction

QXR and the Stardust intend to negotiate agreements relating to multiple potential phases of the Project, including:

Phase 1: QXR and Stardust to work together collaboratively in good faith to assess the lithium brines from the Project at their own costs and evaluate options to determine if there is an economically feasible process to produce lithium products from the Project to potentially supply stardust with a limited volume of lithium brine products.

Phase 2: If Phase 1 is successful, QXR and Stardust would negotiate a commercial offtake agreement taking into consideration Stardust’s support for the Project in Phase 1 and offering Most Favored Nations (MFN) terms with respect to commercial pricing.

4.	Formal Agreements

The parties agree to use their commercially reasonable efforts to negotiate and execute final agreements in respect of Phase 1 and, if applicable, Phase 2, of the Proposed Transaction on terms acceptable to the parties (acting reasonably) (Formal Agreements).

5.	Conditions of the Formal Agreements

The Formal Agreements would be conditioned upon:

(a)   Completion of initial testwork by QXR and Stardust at their own costs respectively.

(b)   QXR and Stardust jointly determining if there is an economically feasible process to produce lithium products from the Project.

(c)   Required permits to provide lithium products from the Project if required.

(d)   This LOI specifically does not guarantee any potential supply or offtake to Stardust of a limited volume of lithium brine products. This LOI specifically does not guarantee to Stardust any product specifications or pricing or terms or resale for such products until that can be agreed upon in the Formal Agreements.

Letter of Intent- Lithium Brine Processing

Item		Details
6.	Publicity	The parties will agree a written announcement of the terms of this LOI, and each party will be free to refer to the information in that announcement at any time, including as part of any marketing by QXR or Stardust.

7.	Confidentiality

A party may not disclose:

(a)   the contents or terms of this LOI; or

(b)   any information or documents received by it in connection with the negotiation of this LOI or under this LOI,

without the prior consent of each other party except to the extent that:

(c)   disclosure is permitted by the express terms of this LOI;

(d)   the information is available to the public generally (except as a result of a previous breach of this item);

(e)   if disclosure is reasonably required to enable a party to perform its obligations under this LOI;

(f)   the party is required to make the disclosure by law, including under the rules of a recognised stock or securities exchange;

(g)   the disclosure is made on a confidential basis to the representatives or professional advisers of the party for the purpose of obtaining professional advice; or

(h)   the disclosure is made to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by this LOI.

8.	Termination

This LOI will terminate on the earlier of the following:

(a)   Once the parties have entered into the Formal Agreements.

(b)   If the Formal Agreements are not entered into by October 1, 2024.

(c)   If any of the conditions precedent in item 5 are not satisfied.

9.	Information	Each party will share initial testwork results with the other party so that an assessment of the testwork results and products can be made and ownership of the information will be shared while maintaining the rights to Confidentiality in Clause 7.

10.	Costs	Each party will pay its own costs in relation to the negotiation, preparation and execution of this LOI and the Formal Agreements.

11.	Counterparts	This LOI may be executed in any number of counterparts, each of which when executed and delivered to the other parties will constitute an original, but all counterparts together will constitute one and the same agreement.

12.	Entire agreement	This LOI states all of the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

13.	Governing Law	This LOI and any other agreements entered into in connection with the Proposed Transaction will be governed by and construed in accordance with the law in Western Australia, unless the Parties agree otherwise in writing.

Letter of Intent- Lithium Brine Processing

Item		Details
Notwithstanding the foregoing, the laws of the State of Delaware, USA, shall govern the Formal Agreements and the rights to Confidentiality in Clause 7, specifically including any Stardust Confidential Information.

14.	Non-Binding	With the exception of Section 7 (Confidentiality) above, this LOI is non-binding.

Executed by QXR Resources Limited ACN 147 106 974

/s/ Steve Promnitz
Director	Director/Secretary

Steve Promnitz
Print full name of Director	Print full name of Director/Secretary

Executed by Stardust Power Inc.

/s/ Roshen Pujari
CEO

Roshen Pujari
Print full name of Director